Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation of our report dated April 24, 2009, with respect to the audit of the financial statements of Cervitech, Inc. as of December 31, 2008 and 2007, and for each of the two years then ended included in this Form 8-K/A of NuVasive, Inc. dated July 23, 2009.
/s/ SOBEL & CO., LLC
Livingston, New Jersey
July 23, 2009